Exhibit (a)(10)

Form of E-mail Notifying Optionholders that Properly Tendered Options are Accepted for Exchange

To: Employees with Eligible Stock Options

Subject: Acceptance of Properly Tendered Options

Date: June 20, 2003

This message confirms that Plug Power Inc. accepts for exchange those eligible options to purchase shares of Plug Power common stock that you elected to exchange for shares of Plug Power restricted common stock pursuant to and in accordance with the terms and conditions of your election form and the Offer to Exchange, dated May 22, 2003, as amended (the “Offer to Exchange”). The grant date of the shares of restricted common stock is today. Shortly, you will be receiving a restricted stock agreement, in the form attached to the Offer to Exchange as Annex A previously delivered to you, which will set forth the number of shares of restricted common stock and the terms governing such shares.

You should direct any questions to Ana-Maria Galeano, our General Counsel, or David Neumann, our Chief Financial Officer, at (518) 782-7700.